EXHIBIT 99.1

American National Announces Fourth Quarter Results

GALVESTON, Texas, Feb. 20, 2018 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced fourth quarter net income of $344.6 million or $12.78 per diluted share, a $284.8 million increase from net income for the same period of 2016 of $59.8 million or $2.22 per diluted share. The increase in fourth quarter net income includes a provisional $206.4 million benefit resulting from the recently enacted U.S. Tax Cut and Jobs Act (“Tax Reform”). This impact from Tax Reform is currently an estimate and may be adjusted, possibly materially, due to additional calculations and/or further tax guidance. Excluding the impact from Tax Reform, net income for the fourth quarter was $138.2 million, an increase of $78.4 million from the same period of 2016.  Book value per diluted share increased to $194.61 at December 31, 2017 from $172.51 at December 31, 2016.

Excluding the impact of Tax Reform, fourth quarter after-tax operating income, which excludes realized investment earnings, increased to $81.8 million or $3.03 per diluted share compared to $46.3 million or $1.72 per diluted share for the same period of 2016. Including the impact of Tax Reform, fourth quarter after-tax operating income was $288.2 million or $10.69 per diluted share. Earnings from Life and Property and Casualty segments increased significantly compared to the same period of 2016.

After-tax realized investment earnings for the fourth quarter of 2017 increased to $56.4 million or $2.09 per diluted share compared to $13.5 million or $0.50 per diluted share for the same period in 2016 due to sales of equity securities and certain real estate holdings in favorable market conditions. Realized investment earnings are comprised of realized investment gains, equity in earnings of unconsolidated affiliates and income (loss) from non-controlling interests.

Net income for the year ended December 31, 2017 was $493.7 million, a $312.7 million increase from $181.0 million for 2016. Aside from the estimated $206.4 million benefit resulting from Tax Reform, income for 2017 benefitted from increased earnings in all insurance segments.

Excluding the impact of Tax Reform, after-tax operating income for 2017, which excludes realized investment earnings, was $173.6 million or $6.43 per diluted share, an increase of $46.9 million from $126.7 million or $4.70 per diluted share from 2016. Including the impact of Tax Reform, after-tax operating income for 2017 was $380.0 million or $14.09 per diluted share.

After-tax realized investment earnings for 2017 were $113.7 million or $4.22 per diluted share compared to $54.3 million or $2.01 per diluted share for 2016, primarily due to increased sales of equity securities and certain real estate holdings. Stockholders’ equity totaled $5.3 billion at December 31, 2017, a 12.8% increase from December 31, 2016.

2017 Highlights:

  2017 net income increased $106.2 million, or 58.7% over the prior year period, excluding the provisional tax benefit
  Total 2017 premiums and other revenues, at $3.4 billion, increased $183.0 million, or 5.7%, over 2016
  2017 after-tax operating income increased $46.9 million, or 37.0% over the prior year, excluding the provisional tax benefit
  Total life sales for 2017 increased $15.8 million, a 15.3% increase over 2016
  Property & casualty net written premiums for 2017 increased by $131.1 million, or 10.2%, over prior year
  Total life insurance in force increased 7.8% over year-end 2016 to reach $103.1 billion at December 31, 2017

American National Insurance Company COMPARATIVE OPERATIONAL HIGHLIGHTS Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016

Revenues	$924,360,000	$839,391,000	$3,411,000,000	$3,227,951,000
After-tax earnings:
Operating income **	$288,161,000	$46,257,000	$379,983,000	$126,676,000
Realized investment earnings **	56,422,000	13,516,000	113,668,000	54,327,000
Net income	$344,583,000	$59,773,000	$493,651,000	$181,003,000

Per diluted share earnings:
Operating income **	$10.69	$1.72	$14.09	$4.70
Realized investment earnings **	2.09	0.50	4.22	2.01
Net income	$12.78	$2.22	$18.31	$6.71

Weighted average number of diluted shares
upon which computations are based	26,968,634	26,968,521	26,960,695	26,967,072

		As of
		December 31, 2017	December 31, 2016

Book value per diluted share		$194.61	$172.51

*      Results are preliminary and unaudited. American National expects to timely file its Form 10-K by March 1.
**    Operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates, and income (loss) from non-controlling interests, after-tax. Net income is the sum of operating income and realized investment earnings.

American National is a family of companies that has, on a consolidated GAAP basis, $26.4 billion in assets, $21.1 billion in liabilities and $5.3 billion in stockholders’ equity. American National, founded in 1905 and headquartered in Galveston, Texas, and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company, the parent company, has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: Timothy A. Walsh (409) 766-6553